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                                                                 Exhibit (a)(3)

To:      Waddell & Reed Financial, Inc. ("Company") Class A Option Holders

From:    Keith A. Tucker

Date:    February 12, 2003

Re:      Stock Option Tender

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In an effort to enhance long-term value for our stockholders, reduce the total number of options outstanding and improve our ability to retain and provide incentives to our talented and valuable employees, Waddell & Reed Financial, Inc. is offering to exchange all of your outstanding stock options (whether vested or unvested) with a strike price of $25.4375 or greater (the "Eligible Options") that you hold under our stock incentive plans for restricted shares of our Class A common stock (the "Restricted Stock").

For all Eligible Options that are tendered and accepted for exchange and cancellation, you will receive a number of shares of Restricted Stock as set forth in the table attached hereto and as more fully described in the Offer to Exchange (the "Offer") and the related Letter of Transmittal that are enclosed with this memo. If you decide to tender your Eligible Option, you must tender ALL of them; however, you also have the right to choose not to tender ANY of your Eligible Options.

The Restricted Stock will be subject to the terms and conditions of the Company's 1998 Stock Incentive Plan, as amended and restated (the "Plan") and a Restricted Stock agreement between you and the Company. The shares of Restricted Stock will be subject to transfer restrictions, meaning that the stock cannot be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until its restrictions are removed or expire. If you are a division or district manager, your Restricted Stock agreement will include a non-solicitation agreement between you and the Company. In addition, the Letter of Transmittal includes a provision whereby you agree to waive the "stock option restoration program" provision as contemplated in Section 5(n) of the Plan with respect to any and all options, including options that are not tendered pursuant hereto.

In general, the Restricted Stock issued to you will result in your recognition of taxable income, and you must either: (a) provide us with cash payment of the applicable federal, state and local income and employment withholding taxes, or (b) pursuant to the Plan, elect to have the Company satisfy applicable federal, state and local income and employment withholding tax obligations by purchasing, from the shares that are issued to you, a number of shares (based on the market value of the stock the day it is issued) in an amount necessary to pay such tax obligations; IF YOU DO NOT MAKE SUCH AN ELECTION AS INDICATED ON THE ENCLOSED LETTER OF TRANSMITTAL, YOU WILL AUTOMATICALLY BE DEEMED TO HAVE ELECTED OPTION (B).

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Non-employee Directors, Company consultants and financial advisors are directly responsible to the appropriate taxing authorities for payment of their individual tax obligations arising in connection with this Offer; however, those individuals may elect to have the Company purchase from them a number of shares of the Restricted Stock issued to them in connection with this Offer, equal in value (based on the market value of the stock the day it is issued) to the amount of the applicable federal, state and local income tax obligations, in which case the Company will deliver the proceeds of such purchase to the individual for submission by the individual, along with any amounts owed as a result of any employment withholding tax obligations, to the appropriate tax authorities. Provided, however, that those individuals will remain solely responsible to the appropriate taxing authorities for the payment of all of their applicable employment withholding tax obligations. IF NO ELECTION IS INDICATED ON THE ENCLOSED LETTER OF TRANSMITTAL, NON-EMPLOYEE DIRECTORS AND COMPANY CONSULTANTS AND FINANCIAL ADVISORS WILL BE DEEMED TO HAVE ELECTED TO SATISFY THEIR OWN INDIVIDUAL FEDERAL, STATE AND LOCAL INCOME AND EMPLOYMENT WITHHOLDING TAX OBLIGATIONS BY SUBMITTING PAYMENT FOR SUCH OBLIGATIONS DIRECTLY TO THE APPROPRIATE TAXING AUTHORITIES.

The Company's Board of Directors makes no recommendation as to whether you should tender or refrain from tendering your options in the Offer. You must make your own decision whether to tender your options.

This Offer is being made under the terms and subject to the conditions of the Offer to Exchange and related Letter of Transmittal enclosed with this memo. You should carefully read the entire Offer to Exchange and Letter of Transmittal before you decide whether to tender your options. A tender of options involves risks that are discussed in the Offer to Exchange. To tender your options, you will be required to properly complete and return to us the Letter of Transmittal NO LATER THAN MARCH 14, 2003.

If you have any questions about your rights in connection with the grant of Restricted Stock, please contact William D. Howey (913) 236-1902, Amy Goodman
(913) 236-1906, Patti Hare (913) 236-1905, or Karen Bulk (913) 236-2241, all
located at Waddell & Reed Financial, Inc., 6300 Lamar Avenue, Overland Park, Kansas 66202 (facsimile: (913) 236-1909).


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
                                                YOU WILL RECEIVE THE FOLLOWING
FOR EACH OPTION WITH AN STRIKE PRICE OF:        NUMBER OF SHARES OF RESTRICTED STOCK:
----------------------------------------        -------------------------------------
             $25.4375                                             .2264
             $25.8700                                             .2591
             $26.7600                                             .2436
             $29.4600                                             .2113
             $29.6250                                             .2030
             $30.9600                                             .2053
             $31.1400                                             .2150
             $31.3000                                             .1977
             $31.6700                                             .2110
             $32.5000                                             .1832
             $32.6900                                             .2058
             $32.8100                                             .1955
             $33.5630                                             .1699
             $33.9380                                             .1747
             $34.1875                                             .1707


For example, if you tender 1,000 options with a strike price of $32.50, you will receive 190 shares of restricted stock [1,000 x .1902 = 190.2]. All fractional shares will be rounded down to the next whole number of shares.


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